Exhibit 16.1

July 2, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of i2 Technologies, Inc.’s Form 8-K dated July 2, 2007, and have the following comments:

1.	We agree with the statements made in the first through the fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the fifth paragraph.

Yours truly,

DELOITTE & TOUCHE LLP

Dallas, Texas